Exhibit 10.25

Amendment No. 1 to Exclusive License Agreement

           This Amendment No. 1 (this “Amendment”) to Exclusive License Agreement, effective as of December 3, 1996 (as amended, the “License Agreement”) is made as of October 1, 2002 by and between Pharmacia & Upjohn Company, a corporation organized and existing under the laws of the State of Delaware (“Pharmacia”), and United Therapeutics Corporation (formerly known as Lung RX, Inc.), a corporation organized and existing under the laws of the State of Delaware (“United Therapeutics”).

           WHEREAS, Pharmacia and United Therapeutics have entered into the License Agreement regarding United Therapeutics’s development and commercialization of the Product (as defined in the License Agreement);

           WHEREAS, United Therapeutics has received the FDA approval for the Product in the United States;

           WHEREAS, the parties desire to amend certain terms and conditions of the Agreement as set forth herein;

           NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged by both parties, Pharmacia and United Therapeutics hereby agree as follows:

1.	Definitions. Unless otherwise defined herein, all capitalized terms used in this Amendment shall have the meanings ascribed to them in the License Agreement.

2.	Use of Know-How. For clarity, United Therapeutics acknowledges and agrees that the Product, as approved by the FDA, utilizes or incorporates the Know-How.

3.	Milestone Payment. United Therapeutics shall pay to Pharmacia an amount equal to $100,000 within ten (10) days after the signing of this Amendment as the milestone payment for the approval of the first NDA in the United States pursuant to Section 5.2(a) of the License Agreement.

4.	Amended Royalties. Section 6.1 of the License Agreement is hereby amended and restated in its entirety as follows:

“In consideration of the Know-How license granted to United Therapeutics hereunder, United Therapeutics shall pay or caused to be paid to P&U a royalty equal to 4% of Net Sales of the Product in the Territory for a period of 10 years commencing on the date of the first commercial sale of the first Product sold in the applicable country in the Territory; provided, however, no royalties shall be due on the first $25 million of Net Sales of the Product in any calendar year. Notwithstanding the foregoing, with respect to Europe only, United Therapeutics’ obligations to pay royalties payable on Net Sales of a given Product shall cease as of the date on which the Know-How embodied in such Product becomes published or generally known to the public through no fault on the part of United Therapeutics or its Affiliates or sublicensees.”

5.	Third Party Royalties. Section 6.3 of the License Agreement is hereby amended and restated in its entirety as follows:

“If United Therapeutics or its sublicensees determine, at United Therapeutics’ or its sublicensees’s discretion, that it is necessary to pay royalties or other fees to any Third Party in order to market or develop a Product in a given country of the Territory, United Therapeutics may deduct such royalties from royalties thereafter due P&U with respect to Net Sales of such Product in such country, but in no event shall the royalties due P&U on such Net Sales of such Product in such country on account of any reduction pursuant to this Section 6.3 be thereby reduced to less than 2% of Net Sales of Product for which royalties are payable pursuant to Section 6.1 hereof.”

6.	Entire Agreement. This Amendment constitutes the entire understanding and agreement between the parties and supersedes all previous writings and understandings between the parties with respect to the subject matter hereof. No term or provision of this Amendment shall be varied or modified by any prior or subsequent statement, conduct or act of either of the parties, except that the parties may amend this Amendment by written instruments specifically referring to and executed in the same manner as this Amendment. In the event any of the provisions in the License Agreement shall be inconsistent with the provisions of this Amendment, the provisions in this Amendment shall govern.

7.	No Other Changes. Except as expressly modified herein, all terms and conditions of the License Agreement shall remain in full force and effect.

           IN WITNESS WHEREOF, the parties have caused their authorized representatives to execute this Amendment as of the date first above written.

PHARMACIA & UPJOHN COMPANY	UNITED THERAPEUTICS CORPORATION

By:	/s/ Douglas R. Morton, Jr.	By:	/s/ Paul Mahon
Name:	Douglas R. Morton, Jr.	Name:	Paul Mahon
Title:	Group Vice President, Technology	Title:	Sr. Vice President & General Counsel
Acquisitions & Operations
Discovery Research

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